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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 4)*

                             JOHN H. HARLAND COMPANY
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    412693103
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                DECEMBER 31, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]  Rule 13d-1(b)

         [X]  Rule 13d-1(c)

         [ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                               (Page 1 of 9 Pages)

CUSIP No. 412693103                   13G                      Page 2 of 9 Pages


1   NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

    RICHARD W. COURTS, II


--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
    (a) [ ]
    (b) [X]


--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION


    UNITED STATES OF AMERICA
--------------------------------------------------------------------------------
   NUMBER OF       5   SOLE VOTING POWER
    SHARES             46,600
 BENEFICIALLY      -------------------------------------------------------------
   OWNED BY        6   SHARED VOTING POWER
     EACH              1,566,800
  REPORTING        -------------------------------------------------------------
 PERSON WITH       7   SOLE DISPOSITIVE POWER
                       46,600
                   -------------------------------------------------------------
                   8   SHARED DISPOSITIVE POWER
                       1,566,800
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    1,566,800 (NOT TO BE CONSTRUED AS AN ADMISSION OF BENEFICIAL OWNERSHIP OF ALL SHARES)
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (SEE INSTRUCTIONS)                                                      [ ]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    5.5% (BASED ON 28,088,063 SHARES OF COMMON STOCK REPORTED AS
    OUTSTANDING BY THE ISSUER IN ITS FORM 10-Q FOR THE QUARTER ENDED
    SEPTEMBER 26, 2003)
--------------------------------------------------------------------------------

12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
    IN
--------------------------------------------------------------------------------

CUSIP No. 412693103                   13G                      Page 3 of 9 Pages


1   NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

    LYNDA B. COURTS


--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
    (a) [ ]
    (b) [X]


--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION


    UNITED STATES OF AMERICA
--------------------------------------------------------------------------------
   NUMBER OF       5   SOLE VOTING POWER
    SHARES             1,200
 BENEFICIALLY      -------------------------------------------------------------
   OWNED BY        6   SHARED VOTING POWER
     EACH              0
  REPORTING        -------------------------------------------------------------
 PERSON WITH       7   SOLE DISPOSITIVE POWER
                       1,200
                   -------------------------------------------------------------
                   8   SHARED DISPOSITIVE POWER
                       0
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    1,200
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (SEE INSTRUCTIONS)                                                      [ ]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    LESS THAN .1% (BASED ON 28,088,063 SHARES OF COMMON STOCK REPORTED AS OUTSTANDING BY THE ISSUER IN ITS FORM 10-Q FOR THE QUARTER ENDED
    SEPTEMBER 26,2003)
--------------------------------------------------------------------------------

12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
    IN
--------------------------------------------------------------------------------

CUSIP No. 412693103                   13G                      Page 4 of 9 Pages


1   NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

    ATLANTIC INVESTMENT COMPANY


--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
    (a) [ ]
    (b) [X]


--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION


    STATE OF GEORGIA
--------------------------------------------------------------------------------
   NUMBER OF       5   SOLE VOTING POWER
    SHARES             1,019,000
 BENEFICIALLY      -------------------------------------------------------------
   OWNED BY        6   SHARED VOTING POWER
     EACH              0
  REPORTING        -------------------------------------------------------------
 PERSON WITH       7   SOLE DISPOSITIVE POWER
                       1,019,000
                   -------------------------------------------------------------
                   8   SHARED DISPOSITIVE POWER
                       0
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    1,019,000
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (SEE INSTRUCTIONS)                                                      [ ]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    3.6% (BASED ON 28,088,063 SHARES OF COMMON STOCK REPORTED AS
    OUTSTANDING BY THE ISSUER IN ITS FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER 26, 2003)

--------------------------------------------------------------------------------

12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
    CO
--------------------------------------------------------------------------------

CUSIP No. 412693103                   13G                      Page 5 of 9 Pages


1   NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

    COURTS FOUNDATION, INC.


--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
    (a) [ ]
    (b) [X]


--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION


    STATE OF GEORGIA
--------------------------------------------------------------------------------
   NUMBER OF       5   SOLE VOTING POWER
    SHARES             500,000
 BENEFICIALLY      -------------------------------------------------------------
   OWNED BY        6   SHARED VOTING POWER
     EACH              0
  REPORTING        -------------------------------------------------------------
 PERSON WITH       7   SOLE DISPOSITIVE POWER
                       500,000
                   -------------------------------------------------------------
                   8   SHARED DISPOSITIVE POWER
                       0
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    500,000
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (SEE INSTRUCTIONS)                                                      [ ]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    1.8% (BASED ON 28,088,063 SHARES OF COMMON STOCK REPORTED AS
    OUTSTANDING BY THE ISSUER IN ITS FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER 26, 2003)

--------------------------------------------------------------------------------

12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
    EP
--------------------------------------------------------------------------------

CUSIP No. 412693103                   13G                      Page 6 of 9 Pages


ITEM 1(A). NAME OF ISSUER:

         John H. Harland Company

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         2939 Miller Road
         Decatur, Georgia  30035

ITEM 2(A). NAME OF PERSON FILING:

         Richard W. Courts, II
         Lynda B. Courts
         Atlantic Investment Company
         Courts Foundation, Inc.

ITEMS 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

         The Hurt Building
         50 Hurt Plaza
         Atlanta, Georgia  30303

ITEM 2(C). CITIZENSHIP:

         Richard W. Courts, II, United States of America
         Lynda B. Courts, United States of America
         Atlantic Investment Company, incorporated under the laws of the State of Georgia Courts Foundation, Inc., organized under the laws of the State of Georgia

ITEM 2(D). TITLE OF CLASS OF SECURITIES:

         Common Stock

ITEM 2(E). CUSIP NUMBER:

         412693103

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

         (a) [ ]  Broker or dealer registered under section 15 of the Act
                  (15 U.S.C. 78o).
         (b) [ ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
         (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
         (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

CUSIP No. 412693103                   13G                      Page 7 of 9 Pages


         (e) [ ]  An investment adviser in accordance with ss.240.13d-1(b)(1)
                  (ii)(E);
         (f) [X] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F) (AS TO COURTS FOUNDATION, INC.);
         (g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);
         (h) [ ]  A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act (12 U.S.C. 1813);
         (i) [ ]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
         (j) [ ]  Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP.

         (A) AMOUNT BENEFICIALLY OWNED:

         Richard W. Courts, II is the direct owner of 46,600 shares of common stock. As Chairman of Atlantic Investment Company, he has voting and investment power over 1,019,000 shares of common stock. As President of the Courts Foundation, Inc., he has voting and investment power over 500,000 shares of common stock. His wife Lynda B. Courts directly owns 1,200 shares of common stock; however, Mr. Courts disclaims beneficial ownership of these shares.

         Lynda B. Courts directly owns 1,200 shares of common stock.

         Sapelo L.P. directly owns 1,019,000 shares of common stock. Atlantic Investment Company, as general partner, has sole investment and voting power over the 1,019,000 shares held by Sapelo L.P.

         Courts Foundation, Inc. directly owns 500,000 shares of common stock.

         (B) PERCENT OF CLASS:

         5.5% in the aggregate, based on 28,088,063 shares of common stock reported as outstanding by John H. Harland Company in its Form 10-Q for the quarter ended September 26, 2003.

CUSIP No. 412693103                   13G                      Page 8 of 9 Pages


         (C) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:


                                                                                (iii)
                                                              (ii)          Sole Power to
                                            (i)          Shared Power to    Dispose or to             (iv)
                                       Sole Power to       Vote or to         Direct the         Shared Power to
                                         Vote or to      Direct the Vote    Disposition of    Dispose or to Direct
                                      Direct the Vote                                          the Disposition of
-------------------------------------------------------------------------------------------------------------------
Richard W. Courts, II                          46,600          1,566,800            46,600                1,566,800
--------------------------------------------------------------------------------------------------------------------
Lynda B. Courts                                 1,200                  0             1,200                        0
--------------------------------------------------------------------------------------------------------------------
Atlantic Investment Company                 1,019,000                  0         1,019,000                        0
--------------------------------------------------------------------------------------------------------------------
Courts Foundation, Inc.                       500,000                  0           500,000                        0
--------------------------------------------------------------------------------------------------------------------


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBER OF THE GROUP.

         Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATIONS.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 412693103                   13G                      Page 9 of 9 Pages



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 17, 2004


                                               /s/ Richard W. Courts, II
                                      ------------------------------------------
                                      Richard W. Courts, II


                                               /s/ Lynda B. Courts
                                      ------------------------------------------
                                      Lynda B. Courts


                                      Atlantic Investment Company


                                      By:     /s/ Richard W. Courts, II
                                         ---------------------------------------
                                              Richard W. Courts, II, Chairman


                                      Courts Foundation, Inc.


                                      By:        /s/ Richard W. Courts, II
                                         ---------------------------------------
                                              Richard W. Courts, II, President